SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                       Bowater Inc. (formerly Avenor Inc.)
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    102183100
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 102183100                   13G                    Page 2 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Capital Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  |_|
                                                                       (b)  |_|
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A (less than 5%)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 102183100                   13G                    Page 3 of 12 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON*

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |_|
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 102183100                   13G                    Page 4 of 12 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON*

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |_|
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     Bowater Inc. (formerly Avenor Inc.)

Item 1(b). Address of Issuer's Principal Executive Offices:

     1250 Rene Levesque Blvd. West
     Montreal, Quebec
     H3B 4Y3

Item 2(a). Name of Person Filing:

     1.   RT Capital Management Inc. ("RTCM")
     2.   RT Investment Management Holdings Inc. ("RTIM")
     3.   The Royal Trust Company ("RT")

Item 2(b). Address of Principal Business Office or, if None, Residence:

     1.   RT Capital Management Inc.
          Royal Trust Tower,
          77 King Street West, Suite 3700
          Toronto, Ontario  M5W 1P9

     2.   RT Investment Management Holdings Inc.
          Royal Trust Tower, P.O. Box 97
          77 King Street West, Suite 3900
          Toronto, Ontario  M5K 1G8

     3.   The Royal Trust Company
          Royal Trust Tower, P.O. Box 7500, Station A
          77 King Street West, 6th Floor
          Toronto, Ontario M5W 1P9

Item 2(a). Citizenship:

     Canada

Item 2(d). Title of Class of Securities:

     Common Stock

Item 2(e). CUSIP Number:

     102183100

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     1. RT Capital Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

     (a)  Amount beneficially owned:

          1.   RTCM - N/A

          2.   RTIM - N/A

          3.   RT - N/A

     (b)  Percent of class:

          1.   RTCM - N/A (less than 5%)

          2.   RTIM - N/A (less than 5%)

          3.   RT - N/A (less than 5%)

     (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote

           (ii)  Shared power to vote or to direct the vote

                 1.   RTCM - N/A

                 2.   RTIM - N/A

                 3.   RT - N/A

          (iii)  Sole power to dispose or to direct the disposition of

           (iv)  Shared power to dispose or to direct the disposition of

                 1.   RTCM - N/A

                 2.   RTIM - N/A

                 3.   RT - N/A

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x] for RTCM, RTIM and RT.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 15, 1999
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Jennifer Lederman
                                                  -----------------------------
                                                           (Signature)



                                                  Jennifer Lederman /
                                                  Authorized Signing Officer
                                                  RT Capital Management Inc.
                                                  -----------------------------
                                                           (Name/Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 15, 1999
                                          -------------------------------------
                                                          (Date)



                                          /s/ Jennifer Lederman
                                          -------------------------------------
                                                        (Signature)



                                          Jennifer Lederman /
                                          Senior Vice-President, Compliance
                                          RT Investment Management Holdings Inc.
                                          -------------------------------------
                                                       (Name/Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 15, 1999
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Jennifer Lederman
                                                  -----------------------------
                                                           (Signature)



                                                  Jennifer Lederman/
                                                  Authorized Signing Officer
                                                  The Royal Trust Company
                                                  -----------------------------
                                                         (Name/Title)